October 24, 2017

Ameri Holdings, Inc.
100 Canal Pointe Blvd., Suite 108
Princeton, New Jersey 08450

Ladies and Gentlemen:

We are acting as counsel to Ameri Holdings, Inc., a Delaware corporation (the “Company”), in connection with (a) the Registration Statement on Form S-1, filed on September 18, 2017 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering up to $8,000,000 worth of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which amount includes any over-subscription allowance of the Shares, and (b) the Underwriting Agreement between the Company and Northland Securities, Inc., as sole book-running manager and lead underwriter, relating to the Shares (the “Underwriting Agreement”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP